Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-149970, 333-149970-01 to 333-149970-08

CAPMARK FINANCIAL GROUP INC.

SUPPLEMENT NO. 10 TO
MARKET MAKING PROSPECTUS DATED
JULY 14, 2008

THE DATE OF THIS SUPPLEMENT IS NOVEMBER 26, 2008

On November 26, 2008, Capmark Financial Group Inc. filed the attached
Current Report on Form 8-K.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 25, 2008

CAPMARK FINANCIAL GROUP INC.
(Exact name of registrant as specified in its charter)

Nevada	333-146211	91-1902188
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

411 Borel Avenue, Suite 320 San Mateo, California		94402
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (650) 572-6600

Not applicable.

(Former names or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 230.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)                                 On November 25, 2008, pursuant to the terms of the Stockholders Agreement, dated as of March 23, 2006, by and among GMAC Mortgage Group, Inc., GMACCH Investor LLC, and GMAC Commercial Holding Corp., GMACCH Investor LLC designated Mr. Bradley J. Gross as a director to fill the vacancy created by Mr. Stuart A. Katz, whose resignation was effective on November 14, 2008.  Mr. Gross was elected by written consent of stockholders. The Company expects that Mr. Gross will be appointed to the Risk, Controls and Finance Committee, the Executive Development and Compensation Committee and the Executive Committee.

Mr. Gross will be paid an annual fee of $50,000 for his board service. He may participate in the Company’s Non-Employee Directors’ Deferred Compensation and Stock Award Plan under which he may elect to defer receipt of all or any portion of his fees and to receive any portion of his fees in cash or in hypothetical or actual shares of the Company’s common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Capmark Financial Group Inc.

/s/ Thomas L. Fairfield
Date: November 26, 2008	Name:	Thomas L. Fairfield
	Title:	Executive Vice President and
General Counsel